Exhibit (b)(1)

January 13, 2010

Shiseido Company, Limited
7-5-5, Ginza, Chuo-ku
Tokyo 104-0061 Japan

Letter of Commitment for Senior Credit Facility

Dear Sir or Madam:

Mizuho Bank, Ltd. (“MHBK”) is pleased to advise you of its commitment to provide a senior credit facility (the “Senior Credit Facility”) to Shiseido Company, Limited (“Borrower”), in the amount of JPY190 billion (the “Commitment”), for the purpose of financing the acquisition of Bare Escentuals, Inc. (“Target”) by a subsidiary of the Borrower (the “Transaction”), pursuant to a Facility Agreement (the “Facility Agreement”) to be mutually agreed and based on the terms and conditions of the summary of terms to be mutually agreed between Borrower and MHBK. Our Commitment will expire at 5:00 P.M. Tokyo time on May 31, 2010 (the “Expiration Time), if the closing of the Transaction has not occurred by such time. The Expiration Time may be extended by mutual consent between Borrower and MHBK.

Sincerely,

/s/ Hirohisa Kashizaki

Hirohisa Kashiwazaki
Executive Officer & General Manager
Ginza Branch, Mizuho Bank, Ltd.